Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-3 (No. 333-218648) pertaining to the Acadia Healthcare Company, Inc. registration of shares of common stock;

(2) Form S-8 (No. 333-177990) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan;

(3) Form S-8 (No. 333-190232) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan;

(4) Form S-8 (No. 333-211505) pertaining to the Acadia Healthcare Company, Inc. Incentive Compensation Plan; and

(5) Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (No. 333-175523) pertaining to the PHC, Inc. 2004 Non-Employee Director Stock Option Plan, the PHC, Inc. 2003 Stock Purchase and Option Plan, the PHC, Inc. 1995 Employee Stock Purchase Plan and the PHC, Inc. 1993 Stock Purchase and Option Plan;

of our reports dated March 1, 2019, with respect to the consolidated financial statements of Acadia Healthcare Company, Inc. and the effectiveness of internal control over financial reporting of Acadia Healthcare Company, Inc., included in this Annual Report (Form 10-K) of Acadia Healthcare Company, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Nashville, Tennessee

March 1, 2019